Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Spire Global, Inc. of our report dated March 30, 2022, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, as to which the date is November 7, 2022, relating to the financial statements, which appears in Spire Global, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

November 8, 2022